Exhibit 99.1

Walgreens Announces Alliance Boots to Release Year-End Results on May 15

DEERFIELD, Ill., May 6, 2013 — Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) today announced that Alliance Boots will release its financial results for the year ended March 31, 2013 and publish its annual report on May 15, 2013 at 6 a.m. Eastern daylight time. Both documents will be available through www.allianceboots.com. In addition, Alliance Boots will hold a press conference in London May 15 at 6:30 a.m. Eastern daylight time to discuss the year’s results. The press conference will be webcast live through www.allianceboots.com.

Last year, Walgreens acquired a 45 percent stake in Alliance Boots, a leading international, pharmacy-led health and beauty group delivering a range of products and services to customers.

About Walgreens

As the nation’s largest drugstore chain with fiscal 2012 sales of $72 billion, Walgreens (www.walgreens.com) vision is to become America’s first choice for health and daily living. Each day, Walgreens provides more than 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services help improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. The company operates 8,086 drugstores in all 50 states, the District of Columbia and Puerto Rico. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

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